Capital City Bank Group, Inc.
Reports First Quarter 2009 Results

TALLAHASSEE, Fla. (April 20, 2009) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported net income for the first quarter of 2009 totaling $.7 million ($0.04 per diluted share) compared to a net loss of $1.7 million ($0.10 per diluted share) in the fourth quarter of 2008 and net income of $7.3 million ($0.42 per diluted share) for the first quarter of 2008.  Earnings for the first quarter of 2008 included a $2.4 million pre-tax gain from the redemption of Visa shares related to their initial public offering and the reversal of $1.1 million (pre-tax) in litigation reserves related to certain Visa litigation.

”In a continuing tough operating environment, we grew our loan portfolio by $24 million or 1.2% and maintained our focus on prudently managing the net interest margin, despite historically low interest rates.  Our margin at 5.16% was 43 basis points higher than a year ago, and better than the linked fourth quarter after adjusting for the recovery of interest income on the resolution of a problem loan late last year,” said William G. Smith, Jr., Chairman, President and Chief Executive Officer of Capital City Bank Group.

“During the first quarter, the principal measures of our capital adequacy remained strong and better than a year ago.  Even though we declined participation in TARP, our total capital ratio ranks in the top quartile of our peer group1.  At March 31, 2009, our risk based and tangible capital ratios were 14.40% and 7.63%, respectively.

“Nonperforming assets amounted to 6.39% of loans and other real estate at the end of the first quarter, compared to 5.48% at year-end 2008 and 2.14% at the end of the first quarter of 2008, which is indicative of the severity and persistence of economic weakness across our markets. Nonaccrual loans were up $13.3 million over year-end levels, mostly due to the addition of three large real estate loan relationships, including a student housing development and two single-family residential projects.

“We believe we are currently dedicating sufficient resources and talent to understand, monitor and eventually resolve our problem assets. Certainly we are in the grip of prolonged adverse economic conditions that have elevated credit quality and the resolution of problem loans to top-of-mind status among investors. But our execution of the fundamentals of profitable community banking – basic lending, rational deposit gathering and good expense management -- continues to be both prudent and consistent,” said Smith.

The Return on Average Assets was .11% and the Return on Average Equity was .94% for the first quarter of 2009.  These metrics were 1.11% and 9.87% for the comparable quarter in 2008 and -.28% and -2.24% for the fourth quarter of 2008, respectively.

1 Publicly traded $1-$5 billion Banks (Source: SNL-Southeastern Commercial Banks – 12/31/2008)

Discussion of Financial Condition

Average earning assets were $2.166 billion for the first quarter of 2009, an increase of $15.4 million, or 0.71% from the fourth quarter of 2008, and a decrease of $135.2 million, or 5.88% from the first quarter of 2008.  The increase from the fourth quarter is primarily attributable to a $24.0 million increase in the loan portfolio, which was partially funded by a reduction of $6.4 million in short-term investments.  Compared to the first quarter of 2008, the decrease in earning assets primarily reflects a reduction in short-term investments driven by the decline in client deposits (see discussion below), partially offset by a $54.5 million increase in average loans and a $6.5 million increase in investment securities.  Our loan production began increasing during the second half of 2008 and this trend continues through the recent quarter due to the efforts of our bankers to reach clients who are interested in moving or expanding their banking relationships.  Year over year, growth was primarily attributable to commercial real estate mortgages and home equity loans.

Nonperforming assets of $126.8 million increased from the linked fourth quarter by $18.9 million and from the first quarter of 2008 by $85.7 million.  Nonaccrual loans increased $13.3 million and $74.8 million, respectively, from the same prior-year periods.  A large portion of the increase in nonaccrual loans in the first quarter is due to the addition of three large real estate loan relationships, including a student housing development ($5.5 million) and two residential single-family developments ($5.8 million).  Vacant residential land loans represented 48% of our nonaccrual balance at quarter end.  In aggregate, a reserve equal to approximately 29% has been allocated to these land loans.  Restructured loans totaled $5.2 million at the end of the first quarter reflecting an increase of $3.5 million over year-end and $3.2 million over first quarter 2008.  Other real estate owned totaled $11.4 million at the end of the quarter compared to $9.2 million at year-end 2008 and $3.8 million at the end of the first quarter of 2008.  Nonperforming assets represented 6.39% of loans and other real estate at the end of the first quarter compared to 5.48% at year-end 2008 and 2.14% at the end of the first quarter of 2008.

Average total deposits were $1.946 billion for the first quarter, an increase of $11.5 million, or 0.6%, from the fourth quarter and a decrease of $191.5 million, or 8.9%, from the first quarter of 2008.   On a linked quarter basis, the increase in deposits reflects higher public funds accounts, primarily in negotiated accounts and certificates of deposit, which have been partially offset by declining money market balances.  The decline from the first quarter of 2008 reflects a lower level of NOW account balances (primarily public funds and legal settlement accounts), money market account balances and certificates of deposit balances.

We believe the decline in the public funds is partially attributable to certain public entity clients seeking higher yield.  Compared to the first quarter of 2008, a majority of the decrease in deposits has been realized in the money market and certificates of deposit categories.  The decrease in the money market accounts is due to lower balances maintained by both businesses and individuals, which we believe is attributable to lower rates and distressed economic conditions.  We believe the decline in the certificate of deposit category reflects a combination of proceeds migrating to other deposit categories, as well as transferring to higher rate paying competitors.  Despite the disruption in the market, we continue to pursue prudent pricing discipline and have chosen not to compete with higher rate paying competitors for these deposits.

We maintained an average net overnight funds (deposits with banks plus Fed funds sold less Fed funds purchased) purchased position of $33.9 million during the first quarter of 2009 compared to an average net overnight funds purchased position of $18.0 million in the fourth quarter of 2008 and an average overnight funds sold position of $186.8 million in the first quarter of 2008.  The unfavorable variance in the funds position primarily reflects a decline in deposit balances as discussed above, coupled with growth in the loan portfolio.  During the first quarter of 2009, we repurchased approximately 146,000 shares of our common stock at a weighted average stock price of $10.65.

Discussion of Operating Results

Tax equivalent net interest income for the first quarter of 2009 was $27.6 million compared to $28.4 million for the fourth quarter of 2008 and $27.1 million for the first quarter of 2008.  The decrease in the net interest income on a linked quarter basis is partially due to two less calendar days in the first quarter.  Additionally, the fourth quarter of 2008 was favorably impacted by a $784,000 interest recovery attributable to the resolution of a problem loan, which we acquired in one of our bank acquisitions several years ago.  Lower foregone interest on nonaccrual loans and an increase in loan fees partially offset the decline in net interest income.

The increase in the net interest margin compared to the first quarter of 2008 primarily reflects aggressive deposit repricing in response to the rate reductions initiated by the Federal Reserve, partially offset by higher foregone interest on nonaccrual loans, a reduction in loan fees and one less calendar day in the first quarter of 2009.

The net interest margin of 5.16% declined by 10 basis points over the linked quarter and improved 43 basis points over the first quarter of 2008.  The interest recovery recorded on the resolution of a problem loan added 15 basis points to the margin in the fourth quarter of 2008.   The improvement in the margin over the linked quarter (after adjusting for the interest recovery in the fourth quarter) is attributable to the aggressive deposit repricing and, relative to the first quarter of 2008, the improvement is primarily attributable to both deposit repricing and a favorable shift in the mix of deposits.

The provision for loan losses for the current quarter was $8.4 million compared to $12.5 million in the fourth quarter of 2008 and $4.1 million for the first quarter of 2008.  The provision for the current quarter reflects a higher level of required reserves for impaired loans, primarily related to newly identified nonaccrual loans.  An increase in loan loss factors and a higher level of internally identified problem loans also impacted the level of loan loss provision for the quarter.  Net charge-offs in the first quarter totaled $5.2 million, or 1.08%, of average loans compared to $6.0 million, or 1.24% in the fourth quarter and $1.9 million, or .41% in the first quarter of 2008.  At quarter-end, the allowance for loan losses was 2.04% of outstanding loans (net of overdrafts) and provided coverage of 35% of nonperforming loans.

Noninterest income for the first quarter increased $731,000, or 5.5%, over the fourth quarter of 2008 and declined $3.8 million, or 21.1%, from the first quarter of 2008.  Compared to the fourth quarter, the increase is primarily due to higher mortgage banking fees and bank card fees.  The increase in mortgage banking fees reflects an 82% increase in secondary market loan production over the prior quarter, primarily driven by homeowner refinancings.  The higher level of bank card fees is primarily due to fee adjustments implemented during the first quarter of 2009.  Compared to the first quarter of 2008, the decline is due to a $2.4 million gain from the redemption of Visa shares, which was recognized in the first quarter of 2008, and a lower level of merchant fees attributable to the sale of a portion of the merchant services portfolio, which occurred in third quarter of 2008.
Noninterest expense increased $1.3 million, or 4.0%, from the fourth quarter of 2008 and $2.5 million, or 8.3%, from the first quarter of 2008.  Compared to the fourth quarter, the increase was due to higher compensation expense of $1.7 million, primarily reflective of an increase in pension plan expense ($904,000) and associate salary expense ($649,000).  The increase in pension cost is primarily due to a decline in the value of pension assets during 2008.  The increase in associate salary expense reflects annual merit raises, but more significantly a higher accrual for performance incentives, which is typical in the first quarter as incentive plan expense is reset to its par level and then subsequently adjusted throughout the year based on actual performance.  Compared to the first quarter of 2008, the impact of a one-time entry of $1.1 million to reverse a portion of our Visa litigation accrual, the reversal of $577,000 in accrued expense for our 2011 Incentive Plan (terminated in the first quarter of 2008), and higher FDIC insurance premiums of approximately $700,000 drove the increase.  Higher pension plan expense of $1.0 million also contributed to the year over year variance.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial services companies headquartered in Florida and has approximately $2.5 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services.  The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 68 banking offices and 80 ATMs in Florida, Georgia and Alabama.  Since 2005, the Company has been named as a Dividend Achiever by Mergent, Inc., a leading provider of information on publicly traded companies.  To be named a Dividend Achiever, a public company must have increased its regular cash dividends for at least 10 consecutive years.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially.  The following factors, among others, could cause the Company’s actual results to differ: the frequency and magnitude of foreclosure of the Company’s loans; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate for the Company’s loan loss provision; the Company’s ability to integrate acquisitions; the strength of the U.S. economy and the local economies where the Company conducts operations; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

EARNINGS HIGHLIGHTS
	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008
EARNINGS
Net Income	$650	$(1,703)	7,280
Diluted Earnings Per Common Share	$0.04	$(0.10)	0.42
PERFORMANCE
Return on Average Equity	0.94%	-2.24%	9.87%
Return on Average Assets	0.11%	-0.28%	1.11%
Net Interest Margin	5.16%	5.26%	4.73%
Noninterest Income as % of Operating Revenue	34.22%	32.42%	40.22%
Efficiency Ratio	75.07%	71.21%	63.15%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	13.09%	13.34%	12.94%
Total Capital Ratio	14.40%	14.69%	14.01%
Tangible Capital Ratio	7.63%	7.76%	7.73%
Leverage Ratio	11.25%	11.51%	10.50%
Equity to Assets	11.02%	11.20%	11.06%
ASSET QUALITY
Allowance as % of Non-Performing Loans	34.82%	37.52%	54.32%
Allowance as a % of Loans	2.04%	1.89%	1.06%
Net Charge-Offs as % of Average Loans	1.08%	1.24%	0.41%
Nonperforming Assets as % of Loans and ORE	6.39%	5.48%	2.14%
STOCK PERFORMANCE
High	$27.31	$33.32	$29.99
Low	$9.50	$21.06	$24.76
Close	$11.46	$27.24	$29.00
Average Daily Trading Volume	75,117	43,379	31,827

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME
Unaudited

(Dollars in thousands, except per share data)	2009 First Quarter	2008 Fourth Quarter	2008 Third Quarter	2008 Second Quarter	2008 First Quarter

INTEREST INCOME
Interest and Fees on Loans	$29,537	$31,570	$32,435	$33,422	$35,255
Investment Securities	1,513	1,627	1,744	1,810	1,894
Funds Sold	3	32	475	1,028	1,574
Total Interest Income	31,053	33,229	34,654	36,260	38,723

INTEREST EXPENSE
Deposits	2,495	3,848	5,815	7,162	10,481
Short-Term Borrowings	68	110	230	296	521
Subordinated Notes Payable	927	937	936	931	931
Other Long-Term Borrowings	568	587	488	396	331
Total Interest Expense	4,058	5,482	7,469	8,785	12,264
Net Interest Income	26,995	27,747	27,185	27,475	26,459
Provision for Loan Losses	8,410	12,497	10,425	5,432	4,142
Net Interest Income after Provision for Loan Losses	18,585	15,250	16,760	22,043	22,317

NONINTEREST INCOME
Service Charges on Deposit Accounts	6,698	6,807	7,110	7,060	6,765
Data Processing Fees	870	937	873	812	813
Asset Management Fees	970	935	1,025	1,125	1,150
Retail Brokerage Fees	493	630	565	735	469
Gain on Sale of Investment Securities	-	3	27	30	65
Mortgage Banking Revenues	584	292	331	506	494
Merchant Fees	958	650	616	2,074	2,208
Interchange Fees	1,056	1,007	1,073	1,076	1,009
Gain on Sale of Portion of Merchant Services Portfolio	-	-	6,250	-	-
ATM/Debit Card Fees	863	744	742	758	744
Other	1,550	1,306	1,600	1,542	4,082
Total Noninterest Income	14,042	13,311	20,212	15,718	17,799

NONINTEREST EXPENSE
Salaries and Associate Benefits	17,237	15,492	15,417	15,318	15,604
Occupancy, Net	2,345	2,503	2,373	2,491	2,362
Furniture and Equipment	2,338	2,368	2,369	2,583	2,582
Intangible Amortization	1,011	1,308	1,459	1,459	1,459
Other	9,326	9,331	8,298	8,905	7,791
Total Noninterest Expense	32,257	31,002	29,916	30,756	29,798

OPERATING PROFIT	370	(2,441)	7,056	7,005	10,318
Provision for Income Taxes	(280)	(738)	2,218	2,195	3,038
NET INCOME	$650	$(1,703)	$4,838	$4,810	$7,280

PER SHARE DATA
Basic Earnings	$0.04	$(0.10)	$0.29	$0.28	$0.42
Diluted Earnings	$0.04	$(0.10)	$0.29	$0.28	$0.42
Cash Dividends	0.190	0.190	0.185	0.185	0.185
AVERAGE SHARES
Basic	17,109	17,126	17,124	17,146	17,170
Diluted	17,131	17,135	17,128	17,147	17,178

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

(Dollars in thousands, except per share data)	2009 First Quarter	2008 Fourth Quarter	2008 Third Quarter	2008 Second Quarter	2008 First Quarter

ASSETS
Cash and Due From Banks	$81,317	$88,143	$71,062	$108,672	$97,525
Funds Sold and Interest Bearing Deposits	4,241	6,806	27,419	192,786	241,202
Total Cash and Cash Equivalents	85,558	94,949	98,481	301,458	338,727

Investment Securities, Available-for-Sale	195,767	191,569	193,978	185,971	186,944

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	202,038	206,230	189,676	196,075	202,238
Real Estate - Construction	154,102	141,973	148,160	150,907	152,060
Real Estate - Commercial	673,066	656,959	639,443	622,282	624,826
Real Estate - Residential	464,358	468,399	473,962	481,397	482,058
Real Estate - Home Equity	223,505	218,500	212,118	205,536	197,093
Consumer	243,280	246,973	252,743	244,071	238,663
Other Loans	8,068	15,838	7,378	9,436	10,506
Overdrafts	3,195	2,925	3,749	7,111	7,014
Total Loans, Net of Unearned Interest	1,971,612	1,957,797	1,927,229	1,916,815	1,914,458
Allowance for Loan Losses	(40,172)	(37,004)	(30,544)	(22,518)	(20,277)
Loans, Net	1,931,440	1,920,793	1,896,685	1,894,297	1,894,181

Premises and Equipment, Net	107,259	106,433	104,806	102,559	100,145
Intangible Assets	91,872	92,883	94,192	95,651	97,109
Other Assets	87,483	82,072	66,308	69,479	75,406
Total Other Assets	286,614	281,388	265,306	267,689	272,660

Total Assets	$2,499,379	$2,488,699	$2,454,450	$2,649,415	$2,692,512

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$413,608	$419,696	$382,878	$416,992	$432,904
NOW Accounts	726,069	758,976	698,509	814,380	800,128
Money Market Accounts	312,541	324,646	368,453	387,011	381,474
Regular Savings Accounts	121,245	115,261	116,858	118,307	116,018
Certificates of Deposit	416,326	373,595	396,086	426,236	462,081
Total Deposits	1,989,789	1,992,174	1,962,784	2,162,926	2,192,605

Short-Term Borrowings	68,193	62,044	47,069	51,783	61,781
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	53,448	51,470	53,074	36,857	29,843
Other Liabilities	49,518	41,294	29,841	38,382	47,723

Total Liabilities	2,223,835	2,209,869	2,155,655	2,352,835	2,394,839

SHAREOWNERS' EQUITY
Common Stock	170	171	171	171	172
Additional Paid-In Capital	35,841	36,783	36,681	36,382	38,042
Retained Earnings	260,287	262,890	267,853	266,171	264,538
Accumulated Other Comprehensive Loss, Net of Tax	(20,754)	(21,014)	(5,910)	(6,144)	(5,079)

Total Shareowners' Equity	275,544	278,830	298,795	296,580	297,673

Total Liabilities and Shareowners' Equity	$2,499,379	$2,488,699	$2,454,450	$2,649,415	$2,692,512

OTHER BALANCE SHEET DATA
Earning Assets	$2,171,620	$2,156,172	$2,148,626	$2,295,572	$2,342,604
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Deposit Base	6,121	7,084	8,345	9,756	11,167
Other	940	988	1,036	1,084	1,131
Interest Bearing Liabilities	1,760,709	1,748,879	1,742,936	1,897,461	1,914,212

Book Value Per Diluted Share	$16.18	$16.27	$17.45	$17.33	$17.33
Tangible Book Value Per Diluted Share	10.80	10.85	11.94	11.74	11.67

Actual Basic Shares Outstanding	17,010	17,127	17,125	17,111	17,175
Actual Diluted Shares Outstanding	17,031	17,136	17,129	17,112	17,183

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND NONPERFORMING ASSETS
Unaudited

	2009	2008	2008	2008	2008
(Dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$37,004	$30,544	$22,518	$20,277	$18,066
Provision for Loan Losses	8,410	12,497	10,425	5,432	4,142
Net Charge-Offs	5,242	6,037	2,399	3,191	1,931

Balance at End of Period	$40,172	$37,004	$30,544	$22,518	$20,277
As a % of Loans	2.04%	1.89%	1.59%	1.18%	1.06%
As a % of Nonperforming Loans	34.82%	37.52%	48.55%	51.80%	54.32%
As a % of Nonperforming Assets	31.69%	34.31%	45.10%	47.12%	49.34%

CHARGE-OFFS
Commercial, Financial and Agricultural	$857	$331	$275	$407	$636
Real Estate - Construction	320	1,774	77	158	$572
Real Estate - Commercial	1,002	293	(35)	1,115	126
Real Estate - Residential	1,975	2,264	797	817	176
Consumer	2,117	1,993	1,797	1,232	1,170

Total Charge-Offs	$6,271	$6,655	$2,911	$3,729	$2,680

RECOVERIES
Commercial, Financial and Agricultural	$74	$68	$68	$55	$139
Real Estate - Construction	385	-	4	-	-
Real Estate - Commercial	-	-	1	13	1
Real Estate - Residential	58	128	6	24	3
Consumer	512	422	433	446	606

Total Recoveries	$1,029	$618	$512	$538	$749

NET CHARGE-OFFS	$5,242	$6,037	$2,399	$3,191	$1,931

Net Charge-Offs as a % of Average Loans(1)	1.08%	1.24%	0.50%	0.67%	0.41%

RISK ELEMENT ASSETS
Nonaccruing Loans	$110,200	$96,876	$61,509	$41,738	$35,352
Restructured Loans	5,157	1,744	1,403	1,733	1,980
Total Nonperforming Loans	115,357	98,620	62,912	43,471	37,332
Other Real Estate	11,425	9,222	4,813	4,322	3,768
Total Nonperforming Assets	$126,782	$107,842	$67,725	$47,793	$41,100

Past Due Loans 90 Days or More	$-	$88	$50	$896	$842

Nonperforming Loans as a % of Loans	5.85%	5.04%	3.26%	2.27%	1.95%
Nonperforming Assets as a % of
Loans and Other Real Estate	6.39%	5.48%	3.51%	2.49%	2.14%
Nonperforming Assets as a % of Capital(2)	40.16%	34.15%	20.56%	14.98%	12.93%

(1) Annualized
(2) Capital includes allowance for loan losses.

AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	First Quarter 2009			Fourth Quarter 2008			Third Quarter 2008			Second Quarter 2008			First Quarter 2008
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

ASSETS:
Loans, Net of Unearned Interest	$1,964,086	29,724	6.14%	$1,940,083	31,772	6.52%	$1,915,008	32,622	6.78%	$1,908,802	33,610	7.08%	$1,909,574	35,453	7.47%

Investment Securities
Taxable Investment Securities	90,927	776	3.43%	90,296	813	3.59%	93,723	940	3.99%	93,814	1,028	4.38%	94,786	1,108	4.67%
Tax-Exempt Investment Securities	101,108	1,133	4.48%	103,817	1,252	4.82%	98,966	1,234	4.99%	94,371	1,200	5.09%	90,790	1,207	5.32%

Total Investment Securities	192,035	1,909	3.98%	194,113	2,065	4.25%	192,689	2,174	4.50%	188,185	2,228	4.73%	185,576	2,315	4.99%

Funds Sold	10,116	3	0.13%	16,645	32	0.74%	99,973	475	1.86%	206,984	1,028	1.96%	206,313	1,574	3.02%

Total Earning Assets	2,166,237	$31,636	5.92%	2,150,841	$33,869	6.27%	2,207,670	$35,271	6.36%	2,303,971	$36,866	6.43%	2,301,463	$39,342	6.87%

Cash and Due From Banks	76,826			76,027			77,309			82,182			94,247
Allowance for Loan Losses	(38,007)			(30,347)			(22,851)			(20,558)			(18,227)
Other Assets	281,869			266,797			266,510			269,176			268,991

Total Assets	$2,486,925			$2,463,318			$2,528,638			$2,634,771			$2,646,474

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$719,265	$225	0.13%	$684,246	$636	0.37%	$727,754	$1,443	0.79%	$788,237	$1,935	0.99%	$773,891	$3,440	1.79%
Money Market Accounts	321,562	190	0.24%	360,940	716	0.79%	369,544	1,118	1.20%	376,996	1,210	1.29%	389,828	2,198	2.27%
Savings Accounts	118,142	14	0.05%	117,311	28	0.09%	117,970	30	0.10%	117,182	29	0.10%	113,163	34	0.12%
Time Deposits	392,006	2,066	2.14%	379,266	2,468	2.59%	410,101	3,224	3.13%	443,006	3,988	3.62%	467,280	4,809	4.14%
Total Interest Bearing Deposits	1,550,975	2,495	0.65%	1,541,763	3,848	0.99%	1,625,369	5,815	1.42%	1,725,421	7,162	1.67%	1,744,162	10,481	2.42%

Short-Term Borrowings	85,318	68	0.32%	69,079	110	0.62%	51,738	230	1.76%	55,830	296	2.13%	68,095	521	3.06%
Subordinated Notes Payable	62,887	927	5.89%	62,887	937	5.83%	62,887	936	5.83%	62,887	931	5.86%	62,887	931	5.96%
Other Long-Term Borrowings	53,221	568	4.33%	53,261	587	4.39%	43,237	488	4.48%	34,612	396	4.60%	27,644	331	4.82%

Total Interest Bearing Liabilities	1,752,401	$4,058	0.94%	1,726,990	$5,482	1.26%	1,783,231	$7,469	1.67%	1,878,750	$8,785	1.88%	1,902,788	$12,264	2.59%

Noninterest Bearing Deposits	406,380			404,103			405,314			415,125			404,712
Other Liabilities	46,510			29,998			36,498			40,006			42,170

Total Liabilities	2,205,291			2,161,091			2,225,043			2,333,881			2,349,670

SHAREOWNERS' EQUITY:	$281,634			$302,227			$303,595			$300,890			$296,804

Total Liabilities and Shareowners' Equity	$2,486,925			$2,463,318			$2,528,638			$2,634,771			$2,646,474

Interest Rate Spread		$27,578	4.98%		$28,387	5.01%		$27,802	4.69%		$28,081	4.55%		$27,078	4.28%

Interest Income and Rate Earned(1)		$31,636	5.92%		$33,869	6.27%		$35,271	6.36%		$36,866	6.43%		$39,342	6.87%
Interest Expense and Rate Paid(2)		4,058	0.76%		5,482	1.01%		7,469	1.35%		8,785	1.53%		12,264	2.14%

Net Interest Margin		$27,578	5.16%		$28,387	5.26%		$27,802	5.01%		$28,081	4.90%		$27,078	4.73%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.
(2) Rate calculated based on average earning assets.